Exhibit 99.1

Antero Resources Reports Fourth Quarter and Full Year 2018 Financial and Operational Results and 2018 Reserves

Denver, Colorado, February 13, 2019—Antero Resources Corporation (NYSE: AR) (“Antero,” “Antero Resources” or the “Company”) today released its fourth quarter and full year 2018 financial and operational results and announced estimated proved reserves as of December 31, 2018.  The relevant consolidated and consolidating financial statements are included in Antero’s Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the Securities and Exchange Commission (“SEC”).  The relevant Stand-alone financial statements are also included in Antero’s Form 10-K within the Parent column of the guarantor footnote (Note 17).

Fourth Quarter 2018 Highlights:

•                  Net daily gas equivalent production averaged a record 3,213 MMcfe/d (30% liquids), a 37% increase over the prior year period and an 18% increase sequentially

•                  Liquids production averaged 162,077 Bbl/d, a 51% increase over the prior year period and included oil production of 12,229 MBbl/d, C3+ NGL production of 102,860 MBbl/d and recovered ethane production of 46,988 MBbl/d

•                  Ethane production represented about 27% of the potential recoverable ethane, with 122,000 Bbl/d remaining in the gas stream

•                  Realized natural gas price averaged $3.83 per Mcf, a $0.19 premium to the NYMEX Henry Hub natural gas price per MMBtu before hedges

•                  Realized natural gas equivalent price averaged $4.05 per Mcfe before hedges, driven by a $0.22 per Mcfe uplift from liquids production and prices

•                  Reported $122 million net loss, or $0.39 per share, $145 million Adjusted Net Income, or $0.46 per diluted share, and $175 million Stand-alone Adjusted Net Income, or $0.56 per diluted share (adjusted items are non-GAAP measures)

•                  Reported $584 million of Adjusted EBITDAX and $475 million of Stand-alone Adjusted EBITDAX, representing a 34% and 27% increase over the prior year period, respectively (non-GAAP measures)

•                  Full year 2019 Stand-alone drilling and completion capital expenditures expected to be at low end of guidance range and a 20% reduction from 2018, due to fourth quarter 2018 pre-spend related to roads, pads and facilities to be utilized in 2019 and 2020

Full Year 2018 Highlights:

•                  Net daily gas equivalent production averaged 2,709 MMcfe/d (28% liquids), a 20% increase over the prior year

•                  Reported $398 million net loss, or $1.26 per share, $315 million Adjusted Net Income, or $1.00 per diluted share, and $365 million Stand-alone Adjusted Net Income, or $1.15 per diluted share (adjusted items are non-GAAP measures)

•                  Reported $2.0 billion of Adjusted EBITDAX and $1.7 billion of Stand-alone Adjusted EBITDAX, representing a 42% and 38% increase over the prior year period, respectively (non-GAAP measures)

•                  Proved reserves increased 4% to 18.0 Tcfe at year-end 2018 compared to year-end 2017

•                  Standardized measure of proved reserves increased 21% to $10.5 billion at year-end 2018 compared to year-end 2017

•                  SEC PV-10 proved reserve value increased 24% to $12.6 billion at year-end 2018 compared to year-end 2017

•                  Proved developed reserves increased 22% to 10.4 Tcfe at year-end 2018 compared to year-end 2017 and comprised 58% of total proved reserves

•                  Future development costs for 7.6 Tcfe of proved undeveloped reserves estimated to be $0.44 per mcfe

•                  The previously announced simplification transaction between Antero Midstream and AMGP expected to be completed in March 2019 results in a minimum of $300 million in cash proceeds to Antero Resources

•                  Following the simplification transaction, Antero Resources will no longer consolidate Antero Midstream’s financial statements in Antero Resources’ consolidated financial statements, but will account for its interest in New AM using the equity method of accounting

•                  Reduced Stand-alone Net Debt to trailing twelve months Stand-alone Adjusted EBITDAX to 2.2x at year-end 2018

Paul Rady, Chairman and CEO said, “2018 was a great year for the Antero family, as we significantly reduced leverage, grew production above the 3 Bcfe/d mark, and announced the midstream simplification.  We enter 2019 with significant scale as the largest NGL producer and the 5th largest natural gas producer in the U.S.  Driven by the fourth quarter capital invested on pads and roads, we expect to be in a position to invest at the low end of our 2019 drilling and completion guidance range.  The 2019 budget represents a 20% reduction relative to capital spending in 2018.  On the liquids front, we are excited that Mariner East 2 has been placed in service.  Our commitment on this pipeline will allow us to move nearly half of our expected 2019 C3+ NGL production to the export market and realize stronger NGL netback pricing than we have received over the last several years. We believe that our 2019 plan will deliver superior returns to shareholders over the long-term while also keeping capital spending within cash flow.”

Fourth Quarter 2018 Financial Results

As of December 31, 2018, Antero Resources owned a 53% limited partner interest in Antero Midstream Partners LP (“Antero Midstream”).  Pro forma for the previously announced midstream simplification transaction which is expected to close in March 2019, Antero Resources will own approximately 31% of the common stock of Antero Midstream Corporation (“New AM” or “New Antero Midstream”) assuming Antero Midstream unitholders make a mixed consideration election in the transaction. Antero Midstream’s results are consolidated within Antero Resources’ results for 2018 and 2017, but will be deconsolidated in 2019 assuming the close of the midstream simplification transaction.  Antero believes the deconsolidation will provide more transparency to investors around the Stand-alone upstream business and a greater ability to compare results across Antero’s peer group.

For the three months ended December 31, 2018, Antero reported a net loss of $122 million, or $0.39 per share, compared to net income of $487 million, or $1.54 per diluted share, in the prior year period.  Excluding items detailed in “Non-GAAP Financial Measures,” Adjusted Net Income was $145 million, or $0.46 per diluted share, compared to $74 million, or $0.23 per diluted share, in the prior year period.  Stand-alone Adjusted Net Income was $175 million, or $0.56 per diluted share, compared to $55 million, or $0.17 per diluted share, in the prior year period.

Consolidated Adjusted EBITDAX was $584 million, a 34% increase compared to $437 million in the prior year period, and Stand-alone Adjusted EBITDAX was $475 million, a 27% increase compared to $372 million in the prior year period.

The following table details the components of average net production and average realized prices for the three months ended December 31, 2018:

	Three Months Ended December 31, 2018
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,240	12,229	102,860	46,988	3,213

Average Realized Prices	Natural Gas $(/Mcf)	Oil $(/Bbl)	C3+ NGLs $ (/Bbl)	Ethane $(/Bbl)	Combined Natural Gas Equivalent $ (/Mcfe)
Average realized prices before settled derivatives	$3.83	$51.83	$30.92	$13.12	$4.05
Settled commodity derivatives	(0.10)	(0.91)	(0.32)	—	(0.08)
Average realized prices after settled derivatives	$3.73	$50.92	$30.60	$13.12	$3.97

NYMEX average price	$3.64	$59.08			$3.64
Premium / (Differential) to NYMEX	$0.09	$(8.16)			$0.33

Net daily natural gas equivalent production in the fourth quarter averaged 3,213 MMcfe/d, including 162,077 Bbl/d of liquids (30% of production), an increase of 37% compared to the prior year period and an 18% increase sequentially.  Natural gas production averaged 2,240 MMcf/d, an increase of 32% over the prior year period.

Total liquids production grew 51% compared to the prior year period and 25% sequentially.  Liquids revenue represented approximately 34% of total product revenue before hedges.  Oil production averaged 12,229 Bbl/d, an increase of 97% over the prior year period.  C3+ NGLs production averaged 102,860 Bbl/d, an increase of 47% over the prior year period.  Recovered ethane production averaged 46,988 Bbl/d, an increase of 50% over the prior year period.  Recovered ethane production represented approximately 27% of potential ethane that could have been recovered during the period, with the remaining 122,000 Bbl/d of ethane remaining in the gas stream.

Antero’s average realized natural gas price before hedging was $3.83 per Mcf, a $0.19 per Mcf premium to the average NYMEX Henry Hub price per MMBtu during the period, representing a 37% increase versus the prior year period.  Including hedges, Antero’s average realized natural gas price was $3.73 per Mcf, a $0.09 premium to the average NYMEX price, reflecting the realization of a cash settled natural gas hedge loss of $21 million, or $0.10 per Mcf.

Antero’s average realized C3+ NGL price before hedging was $30.92 per barrel, or 52% of the average NYMEX WTI oil price, representing a 21% decline versus the prior year period due to widening NGL differentials to Mont Belvieu prior to the startup of Mariner East 2.  Including hedges, Antero’s average realized C3+ NGL price was $30.60 per barrel, reflecting the realization of a cash settled C3+ hedge loss of $3 million, or $0.32 per barrel.

Antero’s average realized oil price before hedging was $51.83 per barrel, a $7.25 negative differential to the average NYMEX WTI price and a 5% increase versus the prior year period. Including hedges, the average realized oil price was $50.92 per barrel, reflecting the realization of a cash settled WTI crude oil loss of $1.0 million, or $0.91 per barrel.  The average realized ethane price was $0.31 per gallon, or $13.12 per barrel, compared to $0.24 per gallon increase in the prior year period, representing a 31% increase over $10.02 per barrel before hedging and a 29% increase over $10.17 per barrel after hedging.

Antero’s average natural gas equivalent price including recovered C2+ NGLs and oil, but excluding hedge settlements, was $4.05 per Mcfe, representing a 17% increase compared to the prior year period.  Including hedges, the Company’s average natural gas equivalent price was $3.97 per Mcfe, a 4% increase from the prior year period, primarily driven by higher realized natural gas prices.  The net cash settled commodity derivative loss on all products was $25 million, or $0.08 per Mcfe.

Total revenue in the fourth quarter was $1.0 billion, nearly equivalent to the prior year period.  Revenue included a $567 million commodity derivative fair value loss primarily driven by a $370 million hedge monetization, while the prior year included a $123 million commodity derivative fair value gain.  Revenue Excluding Unrealized Derivative Gains (Losses) and Derivative  Monetizations (non-GAAP) was $1.2 billion, a 35% increase versus the prior year period.  Please see “Non-GAAP Financial Measures” for a description of Revenue Excluding Unrealized Derivative Gains (Losses) and Derivative Monetizations.

The following table presents a calculation of Stand-alone Adjusted EBITDAX margin and Adjusted EBITDAX margin (non-GAAP measures), in each case on a per Mcfe basis with and without the effect of cash receipts for settled commodity derivatives, and reconciliation to realized price before cash receipts for settled derivatives, the nearest GAAP financial measure.  Adjusted EBITDAX and Stand-alone Adjusted EBITDAX margin represents Adjusted EBITDAX divided by production, a measure that helps investors to more meaningfully evaluate and compare the results of Antero’s operations (both on a consolidated and Stand-alone basis) from period to period by removing the effect of its capital structure from its operating structure.

	Stand-alone		Consolidated
	Three months ended December 31,		Three months ended December 31,
	2017	2018	2017	2018
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled derivatives	$3.46	4.05	$3.46	4.05
Gathering, compression, and water handling and treatment revenues	N/A	N/A	0.02	0.02
Distributions from unconsolidated affiliates	N/A	N/A	0.05	0.06
Distributions from Antero Midstream	0.16	0.15	N/A	N/A
Gathering, compression, processing and transportation costs	(1.71)	(1.88)	(1.30)	(1.40)
Lease operating expense	(0.17)	(0.15)	(0.15)	(0.15)
Marketing, net (1)	(0.13)	(0.22)	(0.13)	(0.22)
Production and ad valorem taxes	(0.11)	(0.15)	(0.11)	(0.15)
General and administrative (excluding equity-based compensation)	(0.13)	(0.11)	(0.17)	(0.15)
Adjusted EBITDAX margin before settled commodity derivatives	1.37	1.69	1.67	2.06
Cash receipts (payments) for settled commodity derivatives	0.35	(0.08)	0.35	(0.08)
Adjusted EBITDAX margin ($ per Mcfe):	$1.72	1.61	$2.02	1.98

(1)Includes cash payments for settled marketing derivative losses of $0.02 per Mcfe in 2018.

Stand-alone per unit distributions from Antero Midstream contributed $0.15 per Mcfe compared to $0.16 per Mcfe in the prior year period.

The per unit Stand-alone cash production expense for the quarter included $1.88 per Mcfe for gathering, compression, processing and transportation costs, $0.15 per Mcfe for lease operating costs, and $0.15 per Mcfe for production and ad valorem taxes.  Gathering, compression, processing and transportation costs increased in the fourth quarter due to higher transport costs related to new pipeline commitments that were placed in service during the quarter and higher fuel costs related to the higher gas sales price reported for the quarter.  New pipeline transportation included phase 2 of the Rover pipeline that enabled Antero to transport natural gas production from the Sherwood Processing Facility in West Virginia that had previously been shipped to local Appalachia markets to the attractively priced Midwest and Gulf Coast markets.  Lease operating expenses decreased in the fourth quarter of 2018 compared to the fourth quarter of 2017 due to commissioning costs relating to Antero’s Clearwater Facility that occurred in the fourth quarter of 2017 that did not occur in the fourth quarter of 2018.

Stand-alone per unit net marketing expense was $0.22 per Mcfe compared to $0.13 per Mcfe reported in the prior year period.  Net marketing expense increased due to higher unutilized capacity related to incremental firm transportation that was placed in service during the quarter.  Net marketing expense included a $0.02 per Mcfe loss for settled marketing derivatives related to contracts that had resulted in realized gains in the first quarter of 2018.  See Note 11 to the consolidated financial statements in Antero’s Annual Report on Form 10-K for the year ended December 31, 2018, for more information on these contracts.

Stand-alone per unit general and administrative expense, excluding non-cash equity-based compensation expense, decreased by 15% to $0.11 per Mcfe, compared to the prior year period.  General and administrative expense on a per Mcfe basis decreased due to increased production levels.

Realized price before cash receipts for settled derivatives was $4.05 per Mcfe, a 17% increase from the prior year period, primarily due to higher natural gas prices.  Stand-alone Adjusted EBITDAX margins before commodity derivative were $1.69 per Mcfe, a 24% increase from the prior year period, primarily due to higher realized natural gas prices.  Stand-alone Adjusted EBITDAX margin after cash payments for settled commodity derivatives was $1.61 per Mcfe, a 6% decrease from the prior year period due to losses on commodity derivatives.  Consolidated Adjusted EBITDAX margin was $1.98 per Mcfe, compared to $2.02 per Mcfe in the prior year period.

Stand-alone net cash provided by operating activities was $729 million for the period.  Stand-alone Adjusted Operating Cash Flow  was $775 million (non-GAAP), a 149% increase from the prior year period, as cash flow included a $357 million in net proceeds from restructuring the hedge portfolio.  Excluding the hedge restructuring, Stand-alone Adjusted Operating Cash Flow increased 34% over the prior year period.

Consolidated net cash provided by operating activities was $822 million for the period.  Consolidated Adjusted Operating Cash Flow was $863 million during the fourth quarter (non-GAAP), including a $357 million in net proceeds from restructuring the hedge portfolio, a 135% increase compared to the prior year period.  Excluding the $357 million hedge restructuring, consolidated Adjusted Operating Cash Flow increased by 38% over the prior year period.

Operating Update

Fourth Quarter 2018

Marcellus Shale — Antero placed 39 horizontal Marcellus wells to sales during the fourth quarter of 2018 with an average lateral length of 10,600 feet and an average 30-day initial rate per well of 21.6 MMcfe/day on choke. The 30-day average rate per well included 1,268 Bbl/d of liquids, including oil, C3+ NGLs and 25% ethane recovery.  Notable results from the wells placed to sales during the fourth quarter are below:

•                  A 10-well pad with an average lateral length of 9,700 feet and average BTU of 1230, produced a 60-day average rate of 195 MMcfe/d, including 1,400 Bbl/d of oil, 5,700 Bbl/d of C3+ NGLs and 3,000 Bbl/d of recovered ethane, at 25% ethane recovery

•                  A 1300 BTU well with a lateral length of 15,100 feet, produced a 60-day rate of 29.0 MMcfe/d, including 660 Bbl/d of oil, 1,030 Bbl/d of C3+ NGLs and 410 Bbl/d of recovered ethane, at 25% ethane recovery

During the period, Antero drilled 31 wells with an average lateral length of 10,100 feet in an average of 11.5 total days from spud to final rig release, which represents a 7% reduction in total drilling time from 2017 levels.  In addition, Antero drilled an average of 5,100 lateral feet per day in the quarter, a 12% increase in lateral footage performance compared to 2017.  Completion efficiencies further improved during the fourth quarter, increasing to 5.7 stages per day from 5.5 stages per day in the third quarter of 2018.  Notably, Antero averaged 6.0 stages per day in October and November.  For the full year of 2018, Antero averaged 5.2 stages per day, which is an increase of one full stage per day from the 2017 average of 4.2 stages per day.

As recently announced, in 2019 Antero plans to operate an average of five drilling rigs, including four large rigs, and an average of four completion crews.  Development plans reflect a reduction of one to two completions crews on average from 2018 levels.  In 2019, the Company expects to drill 120 to 130 wells and place 115 to 125 wells to service.

Glen Warren, President and CFO, commented, “ Entering 2019, our  strategy centers on prudent capital deployment, a continued focus on full-cycle rates of return and generating free cash flow, all while maintaining a strong balance sheet.  We have already taken actions to demonstrate our commitment to maintain discipline and achieve these priorities, including a significant reduction in our 2019 drilling and completion capital budget and a reduction in our land budget by 50% from 2018 levels.  Our significant scale, diversified product portfolio, industry-leading natural gas hedge book and wide-reaching firm transportation portfolio are amongst our greatest assets, giving us the flexibility to thrive in a volatile commodity price environment.”

Fourth Quarter 2018 Capital Investment

Antero invested $363 million in drilling and completion costs for the three months ended December 31, 2018, which included $273 million for drilling and completion activity, $78 million for pads, roads and facilities and $12 million for unit leasehold and permitting costs.  The increased activity related to pads, roads and facilities in the fourth quarter results in Antero having 18 pads in progress that are planned to be turned to sales in 2019 and 2020.  The pads were also built on larger footprints to optimize drilling and completion efficiencies and significantly reduce cycle times from spud to first sales.  Driven by continued efficiencies in stages per day, Antero also placed three additional liquids-rich wells to sales during the quarter than previously forecasted.  The additional wells had an average BTU content of 1260 and produced 56 MMcfe/d during the first 30 days, including 2,650 Bbl/d of liquids.  As a result of the capital spent on pads and roads in the latter part of 2018 and the three additional liquids-rich wells during the fourth quarter, Antero expects to be at the lower end of its 2019 drilling and completion capital budget of $1.1 to $1.25 billion on a consolidated basis and $1.3 billion to $1.45 billion on a Stand-alone basis.

On a Stand-alone basis, Antero invested $415 million in drilling and completion costs for the three months ended December 31, 2018, which included $325 million for drilling and completion activity, $78 million for pads, roads and facilities and $12 million for unit leasehold and permitting costs.

In addition to capital invested in drilling and completion costs, the Company invested $42 million for land, $107 million for gathering and compression systems and $20 million for water infrastructure projects. For a reconciliation between cash paid for drilling and completion capital expenditures outlined above and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below.

Year End Proved Reserves

At December 31, 2018, Antero’s estimated proved reserves were 18.0 Tcfe, a 4% increase over the prior year.  Estimated proved reserves were comprised of 63% natural gas, 35% NGLs and 2% oil.  The Marcellus Shale accounted for 89% of estimated proved reserves and the Ohio Utica Shale accounted for 11%.  For 2018, Antero added 2.8 Tcfe of estimated proved reserves organically, which reflects delineation and developmental drilling.  Approximately 1.2 Tcfe was removed from Antero’s proved reserves due to the SEC 5-year rule, primarily related to changes in our 5-year development plan.

Estimated proved developed reserves were 10.4 Tcfe, a 22% increase over the prior year.  The percentage of estimated proved reserves classified as proved developed increased to 58% at year-end 2018, compared to 49% at year-end 2017.  Antero’s 427 proved undeveloped locations average an estimated 1247 BTU, with an average lateral length of approximately 11,100 feet.

Antero invested drilling and completion capital of $1.5 billion during 2018, resulting in proved developed finding and development costs, including revisions, of $0.52 per Mcfe.  Antero’s 7.6 Tcfe of estimated proved undeveloped reserves will require an estimated

$3.3 billion of future development capital over the next five years, resulting in an estimated average future development cost for proved undeveloped reserves of $0.44 per Mcfe.  For further discussion of proved developed F&D costs, please read “Non-GAAP Financial Measures.”

The reserve life of the Company’s estimated proved reserves is approximately 18 years based on 2018 production.

The following table presents a summary of changes in estimated proved reserves (in Bcfe).

Proved reserves, December 31, 2017	17,261
Extensions, discoveries, and other additions	2,781
Revisions to prior estimates	(1,042)
Production	(989)
Proved reserves, December 31, 2018	18,011

The following table summarizes SEC pricing as of December 31, 2018 and the associated Standardized Measure and PV-10 for estimated proved reserves and hedge values:

	SEC Pricing
	2018 Year-End	2017 Year-End	Variance	% Variance
Benchmark Pricing:
WTI Oil Price ($/Bbl)	$65.66	$51.03	$14.63	29%
Appalachian Oil Price ($/Bbl) (1)	$56.62	$45.35	$11.27	25%
Nymex Natural Gas Price ($/MMBtu)	$3.09	$3.11	$(0.02)	-1%
Appalachian Natural Gas Price ($/MMBtu) (1)	$2.93	$2.91	$0.02	1%
C3+ Natural Gas Liquids ($/Bbl) (2)	$39.29	$32.37	$6.92	21%
C2+ Natural Gas Liquids ($/Bbl) (2)	$25.05	$20.40	$4.65	23%

Proved Reserve Value ($Bn):
Standardized measure	$10.5	$8.6	$1.9	21%
Pre-tax estimated proved reserves PV-10 (3)	$12.6	$10.2	$2.4	24%

(1) Represents SEC prices as of December 31 for each respective year on a weighted average Appalachian index basis related to company-specific sales points.

(2) Represents realized NGL price including regional market differentials for a 1250 BTU area.

(3) For a reconciliation of PV-10 to standardized measure, see “Non-GAAP Financial Measures.”

Balance Sheet and Liquidity

As of December 31, 2018, Antero’s Stand-alone Net Debt was $3.8 billion, of which $405 million were borrowings outstanding under the Company’s revolving credit facility.  Total lender commitments under this facility are $2.5 billion and the borrowing base is $4.5 billion.  After deducting letters of credit outstanding, the Company had $1.4 billion in available Stand-alone liquidity as of December 31, 2018.  As of December 31, 2018, Antero’s Stand-alone Net Debt to trailing twelve months Stand-alone Adjusted EBITDAX ratio was 2.2x.

Commodity Derivative Positions

Antero’s estimated natural gas production for 2019 is fully hedged.  In total, Antero has hedged 2.0 Tcfe of future natural gas equivalent production using fixed price swaps, basis swaps and collar agreements covering the period from January 1, 2019, through December 31, 2023.  As of December 31, 2018, the Company’s estimated fair value of commodity derivative instruments was $607 million.

The following tables summarize Antero’s hedge position as of December 31, 2018:

	Natural gas MMbtu/day	Weighted average index price
Three months ending March 31, 2019:
NYMEX ($/MMBtu)	2,330,000	$3.62
Three months ending June 30, 2019:
NYMEX ($/MMBtu)	755,000	$3.26
Three months ending September 30, 2019:
NYMEX ($/MMBtu)	755,000	$3.32
Three months ending December 31, 2019:
NYMEX ($/MMBtu)	755,000	$3.45
Year ending December 31, 2020:
NYMEX ($/MMBtu)	1,417,500	$3.00
Year ending December 31, 2021:
NYMEX ($/MMBtu)	710,000	$3.00
Year ending December 31, 2022:
NYMEX ($/MMBtu)	850,000	$3.00
Year ending December 31, 2023:
NYMEX ($/MMBtu)	90,000	$2.91

Natural gas collar positions from April 1, 2019 through December 31, 2019 were as follows:

	Natural gas	Weighted average index price
	MMbtu/day	Ceiling price	Floor price
Three months ending June 30, 2019:
NYMEX ($/MMBtu)	1,575,000	$3.30	$2.50
Three months ending September 30, 2019:
NYMEX ($/MMBtu)	1,575,000	$3.30	$2.50
Three months ending December 31, 2019:
NYMEX ($/MMBtu)	1,575,000	$3.52	$2.50

As of December 31, 2018, the Company’s natural gas basis swap positions, which settle on the basis differential of Chicago City Gate to the NYMEX Henry Hub natural gas price, totaled 225,000 MMbtu/day for January 2019 with pricing premiums ranging from $0.215 to $0.40 per MMBtu.

Antero Midstream Financial Results

Antero Midstream results were released today and are available at www.anteromidstream.com.  A summary of the results are provided below:

	Three months ended			Years ended
	December 31,			December 31,
	2017	2018	% Change	2017	2018	% Change
Average Daily Volumes:
Low Pressure Gathering (MMcf/d)	1,711	2,602	52%	1,660	2,148	29%
Compression (MMcf/d)	1,355	2,215	63%	1,196	1,738	45%
High Pressure Gathering (MMcf/d)	1,842	2,569	39%	1,770	2,112	19%
Fresh Water Delivery (MBbl/d)	149	136	(9)%	153	195	27%
Clearwater Treatment Volumes (MBbl/d)	—	9	*	—	7	*
Gross Joint Venture Processing (MMcf/d)	425	796	87%	267	622	133%
Gross Joint Venture Fractionation (Bbl/d)	9,096	18,672	105%	5,099	13,107	157%

*                 Not meaningful or applicable.

Net income for the fourth quarter of 2018 was $249 million, a 288% increase compared to the prior year quarter. Net income per diluted limited partner unit was $1.19, a 395% increase compared to the prior year quarter.  Adjusted EBITDA was $194 million, a 36% increase compared to the prior year quarter.  Distributable Cash Flow was $167 million, resulting in a DCF coverage ratio of 1.3x.  For a description of Antero Midstream’s Adjusted EBITDA and Distributable Cash Flow, and reconciliations to their nearest GAAP measures, please read “Non-GAAP Financial Measures.”

In connection with Antero Midstream’s acquisition of the water business from Antero Resources in 2015, Antero Midstream agreed to pay Antero Resources (a) $125 million in cash if the Partnership delivered 176 million barrels or more of fresh water during the period between January 1, 2017 and December 31, 2019 and (b) an additional $125 million in cash if the Partnership delivered 219 million barrels or more of fresh water during the period between January 1, 2018 and December 31, 2020. As of December 31, 2018, Antero Midstream expects to pay the amount of the contingent consideration for the delivery of 176 million barrels or more of fresh water for the first earn-out, but no longer expects to pay the amount of the contingent consideration to deliver 219 million barrels or more of fresh water for the second earn-out payment based on Antero Resources’ recently announced 2019 budget and long-term outlook.

Conference Call

A conference call is scheduled on Thursday, February 14, 2019 at 9:00 am MT to discuss the financial and operational results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 1-888-347-8204 (U.S.), 1-855-669-9657 (Canada), or 1-412-902-4229 (International) and reference “Antero Resources”.  A telephone replay of the call will be available until Thursday, February 28, 2019 at 9:00 am MT at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) using the passcode 10123136.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Thursday, February 28, 2019 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the February 14, 2019 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Also available at www.anteroresources.com is a presentation detailing results of a fundamental analysis on the natural gas industry entitled Natural Gas Fundamentals.

Non-GAAP Financial Measures

Revenue Excluding Unrealized Derivative (Gains) Losses and Derivative Monetizations

Revenue Excluding Unrealized Derivative (Gains) Losses and Derivative Monetizations as set forth in this release represents total revenue adjusted for derivative fair value (gains) losses and derivative monetizations.  Antero believes that Revenue Excluding Unrealized Derivative (Gains) Losses and Derivative Monetizations is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Revenue Excluding Unrealized Derivative (Gains) Losses and Derivative Monetizations is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total revenue as an indicator of financial performance.  The following table reconciles total revenue to Revenue Excluding Unrealized Derivative (Gains) Losses and Derivative Monetizations:

	Three Months Ended December 31, 2018		Years Ended December 31, 2018
	2017	2018	2017	2018

Total revenue	$1,021,726	$1,045,648	$3,655,574	$4,139,626
Commodity derivative fair value (gains) losses	(199,824)	222,387	(658,283)	87,594
Marketing derivative fair value (gains) losses	21,394	—	21,394	(94,081)
Gains (losses) on settled commodity derivatives	76,548	(25,257)	213,940	243,112
Gains (losses) on settled marketing derivatives	—	(5,411)	—	72,687
Revenue Excluding Unrealized Derivative (Gains) Losses and Derivative Monetizations	$919,844	$1,237,367	$3,232,625	$4,448,938

Adjusted Net Income & Stand-alone Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items.  Stand-alone Adjusted Net Income as presented in this release represents net income that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements, adjusted for certain items.  Antero believes that Adjusted Net Income and Adjusted Net Income per share is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted Net Income and Stand-alone Adjusted Net Income are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance.  The following table reconciles net income (loss) to Adjusted Net Income and Stand-alone net (loss) to Stand-alone Adjusted Net Income (in thousands):

	Stand-alone		Consolidated
	Three months ended		Three months ended
	December 31, 2018		December 31, 2018
	2017	2018	2017	2018

Net Income (loss) attributable to Antero Resources Corp.	$486,869	$(121,546)	$486,869	$(121,546)
Commodity derivative fair value (gains) losses	(199,824)	222,387	(199,824)	222,387
Gains (losses) on settled commodity derivatives	76,548	(25,257)	76,548	(25,257)
Marketing derivative fair value losses	21,394	—	21,394	—
Losses on settled marketing derivatives	—	(5,411)	—	(5,411)
Impairment of unproved properties	76,500	143,369	76,500	143,369
Impairment of gathering systems and facilities	—	—	23,431	—
Equity-based compensation	17,673	9,518	24,520	13,984
(Gain) loss on change in fair value of contingent acquisition consideration	—	104,860	—	—
Loss on early extinguishment of debt	1,205	—	1,500	—
Tax effect of reconciling items (1)	2,447	(105,804)	(9,056)	(82,171)
Other tax items (2)	(427,962)	(47,550)	(427,962)	—
Adjusted Net Income	$54,850	$174,566	$73,920	$145,355

Fully Diluted Shares Outstanding	316,682	314,298	316,682	314,298

Per Diluted Share Amounts
Net Income (loss) attributable to Antero Resources Corp	1.54	(0.39)	1.54	(0.39)
Commodity derivative fair value (gains) losses	(0.63)	0.71	(0.63)	0.71
Gains (losses) on settled commodity derivatives	0.24	(0.08)	0.24	(0.08)
Marketing derivative fair value losses	0.07	—	0.07	—
Losses on settled marketing derivatives	—	(0.02)	—	(0.02)
Impairment of unproved properties	0.24	0.46	0.24	0.46
Impairment of gathering systems and facilities	—	—	0.07	—
Equity-based compensation	0.05	0.03	0.08	0.04
(Gain) loss on change in fair value of contingent acquisition consideration	—	0.34	—	—
Loss on early extinguishment of debt	0.00	—	—	—
Tax effect of reconciling items (1)	0.01	(0.34)	(0.03)	(0.26)
Other tax items (2)	(1.35)	(0.15)	(1.35)	—
Adjusted Net Income	$0.17	$0.56	$0.23	$0.46

(1)               Blended tax rates of approximately 38% for 2017 and 24% for 2018 were applied to reconciling items above.

(2)               Tax impact of valuation allowance on Colorado net operating losses, changes to Colorado tax law, tax reform legislation enacted in late 2017 and items effecting the Stand-alone financial statements.

	Stand-alone		Consolidated
	Year ended		Year ended
	December 31, 2018		December 31, 2018
	2017	2018	2017	2018

Net Income (loss) attributable to Antero Resources Corp.	$615,070	$(397,517)	$615,070	$(397,517)
Commodity derivative fair value (gains) losses	(658,283)	87,594	(658,283)	87,594
Gains (losses) on settled commodity derivatives	213,940	243,112	213,940	243,112
Marketing derivative fair value losses	21,394	(94,081)	21,394	(94,081)
Losses on settled marketing derivatives	—	72,687	—	72,687
Impairment of unproved properties	159,598	553,907	159,598	559,095
Impairment of gathering systems and facilities	—	—	23,431	—
Equity-based compensation	76,162	49,341	103,445	70,413
(Gain) loss on change in fair value of contingent acquisition consideration	—	93,019	—	—
Loss on early extinguishment of debt	1,205	—	1,500	—
Tax effect of reconciling items (1)	69,976	(240,513)	50,784	(223,045)
Other tax items (2)	(427,962)	(2,987)	(427,962)	(2,987)
Adjusted Net Income	$71,100	$364,562	$102,917	$315,271

Fully Diluted Shares Outstanding	316,283	316,675	316,283	316,365

Net Income (loss) attributable to Antero Resources Corp	1.94	(1.26)	1.94	(1.26)
Commodity derivative fair value (gains) losses	(2.08)	0.28	(2.08)	0.28
Gains (losses) on settled commodity derivatives	0.68	0.77	0.68	0.77
Marketing derivative fair value losses	0.07	(0.30)	0.07	(0.30)
Losses on settled marketing derivatives	—	0.23	—	0.23
Impairment of unproved properties	0.50	1.75	0.50	1.77
Impairment of gathering systems and facilities	0.00	—	0.07	—
Equity-based compensation	0.24	0.16	0.33	0.22
(Gain) loss on change in fair value of contingent acquisition consideration	—	0.29	—	—
Loss on early extinguishment of debt	0.00	—	0.00	—
Tax effect of reconciling items (1)	0.22	(0.76)	0.16	(0.70)
Other tax items (2)	(1.35)	(0.01)	(1.35)	(0.01)
Adjusted Net Income	$0.22	$1.15	$0.33	$1.00

(1)              Blended tax rates of approximately 38% for 2017 and 24% for 2018 were applied to reconciling items above.

(2)               Tax impact of valuation allowance on Colorado net operating losses, changes to Colorado tax law, tax reform legislation enacted in late 2017 and items effecting the Stand-alone financial statements.

Adjusted Operating Cash Flow, Stand-alone Adjusted Operating Cash Flow and Free Cash Flow

Adjusted Operating Cash Flow as presented in this release represents net cash provided by operating activities before changes in working capital items.  Stand-alone Adjusted Operating Cash Flow as presented in this release represents net cash provided by operating activities that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements before changes in working capital items.  Adjusted Operating Cash Flow is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Adjusted Operating Cash Flow is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Free Cash Flow as defined by the Company represents Stand-alone Adjusted Operating Cash Flow, less Stand-alone Drilling and Completion capital, less Land Maintenance Capital.

Management believes that Adjusted Operating Cash Flow, Stand-alone Adjusted Operating Cash Flow and Free Cash Flow are useful indicators of the company’s ability to internally fund its activities and to service or incur additional debt on a consolidated and Stand-

alone basis. Management believes that changes in current assets and liabilities, which are excluded from the calculation of these measures, relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred and generally do not have a material impact on the ability of the company to fund its operations.

There are significant limitations to using Adjusted Operating Cash Flow, Stand-alone Adjusted Operating Cash Flow and Free Cash Flow as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a consolidated and Stand-alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted Operating Cash Flow, Stand-alone Adjusted Operating Cash Flow and Free Cash Flow reported by different companies.  Adjusted Operating Cash Flow, Stand-alone Adjusted Operating Cash Flow and Free Cash Flow do not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted Operating Cash Flow and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to Adjusted Operating Cash Flow as used in this release (in thousands):

	Stand-alone		Consolidated
	Three months ended		Three months ended
	December 31, 2018		December 31, 2018
	2017	2018	2017	2018

Net cash provided by operating activities	$254,078	729,082	$313,483	821,589
Net change in working capital	57,666	46,074	54,054	41,656
Adjusted Operating Cash Flow	$311,744	775,156	$367,537	863,245

Total Debt, Net Debt and Stand-alone Net Debt

Net Debt is calculated as total debt less cash and cash equivalents.  Management uses Consolidated Net Debt and Stand-alone Net Debt to evaluate its financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Consolidated Net Debt and Stand-alone Net Debt as used in this release (in thousands):

	December 31,	December 31,
	2017	2018

AR bank credit facility	$185,000	405,000
AM bank credit facility	555,000	990,000
5.375% AR senior notes due 2021	1,000,000	1,000,000
5.125% AR senior notes due 2022	1,100,000	1,100,000
5.625% AR senior notes due 2023	750,000	750,000
5.375% AM senior notes due 2024	650,000	650,000
5.000% AR senior notes due 2025	600,000	600,000
Net unamortized premium	1,520	1,241
Net unamortized debt issuance costs	(41,430)	(34,553)
Consolidated total debt	$4,800,090	5,461,688
Less: AR cash and cash equivalents	20,078	—
Less: AM cash and cash equivalents	8,363	—
Consolidated net debt	$4,771,649	5,461,688

Less: Antero Midstream debt net of cash and unamortized premium and debt issuance costs	$1,187,637	1,632,147
Stand-alone Net Debt	$3,584,012	3,829,541

Adjusted EBITDAX and Stand-alone Adjusted EBITDAX

Adjusted EBITDAX as defined by the Company represents net income or loss from continuing operations, including noncontrolling interests, before interest expense, interest income, gains or losses from commodity derivatives and marketing derivatives, but including net cash receipts or payments on derivative instruments included in derivative gains or losses other than proceeds from derivative monetizations, income taxes, impairment, depletion, depreciation, amortization, and accretion, exploration expense, franchise taxes, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, and contract termination and rig stacking costs.  Adjusted EBITDAX also includes distributions from unconsolidated affiliates and excludes equity in earnings or losses of unconsolidated affiliates.

Stand-alone Adjusted EBITDAX as defined by the Company represents income or loss as reported in the Parent column of Antero’s guarantor footnote to its financial statements before interest expense, interest income, derivative fair value gains or losses (excluding net cash receipts or payments on derivative instruments included in derivative fair value gains or losses other than proceeds from derivative monetizations), taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, equity in earnings or loss of Antero Midstream and gain or loss on changes in the fair value of contingent acquisition consideration. Stand-alone Adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units.

The GAAP financial measure nearest to Adjusted EBITDAX is net income or loss including noncontrolling interest that will be reported in Antero’s consolidated financial statements.  The GAAP financial measure nearest to Stand-alone Adjusted EBITDAX is Stand-alone net income or loss that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements. While there are limitations associated with the use of Adjusted EBITDAX and Stand-alone Adjusted EBITDAX described below, management believes that these measures are useful to an investor in evaluating the company’s financial performance because these measures:

•                  are widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations (both on a consolidated and Stand-alone basis) from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by management for various purposes, including as a measure of Antero’s operating performance (both on a consolidated and Stand-alone basis), in presentations to the company’s board of directors, and as a basis for strategic planning and forecasting. Adjusted EBITDAX is also used by the board of directors as a performance measure in determining executive compensation. Adjusted EBITDAX, as defined by our credit facility, is used by our lenders pursuant to covenants under our revolving credit facility and the indentures governing the company’s senior notes.

There are significant limitations to using Adjusted EBITDAX and Stand-alone Adjusted EBITDAX as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a consolidated and Stand-alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.  In addition, Adjusted EBITDAX and Stand-alone Adjusted EBITDAX provide no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.

	Stand-alone		Consolidated
	Three months ended December 31,		Three months ended December 31,
(in thousands)	2017	2018	2017	2018
Net (loss) and comprehensive (loss) attributable to Antero Resources Corporation	$486,869	$(121,546)	$486,869	$(121,546)
Net income and comprehensive income attributable to noncontrolling interest	—	—	42,745	140,282
Commodity derivative fair value (gains) losses	(199,824)	222,387	(199,824)	222,387
Gains (losses) on settled commodity derivatives	76,548	(25,257)	76,548	(25,257)
Marketing derivative fair value losses	21,394	—	21,394	—
Losses on settled marketing derivatives	—	(5,411)	—	(5,411)
Interest expense	53,687	59,458	63,390	78,440
Loss on early extinguishment of debt	1,205	—	1,500	—
Income tax expense (benefit)	(400,138)	(131,357)	(400,138)	(131,357)
Depletion, depreciation, amortization, and accretion	183,439	240,977	214,397	263,703
Impairment of unproved properties	76,500	143,369	76,500	143,369
Impairment of gathering systems and facilities	—	—	23,431	—
Exploration expense	3,028	936	3,028	936
Gain on change in fair value of contingent acquisition consideration	(3,804)	104,860	—	—
Equity-based compensation expense	17,673	9,518	24,520	13,984
Equity in earnings of unconsolidated affiliates	—	—	(7,307)	(12,448)
Distributions from unconsolidated affiliates	—	—	10,075	16,755
Equity in (earnings) loss of Antero Midstream Partners LP	22,128	(66,753)	—	—
Distributions from Antero Midstream Partners LP	33,614	43,503	—	—
Adjusted EBITDAX	372,319	474,684	437,128	583,837
Interest expense	(53,687)	(59,458)	(63,390)	(78,440)
Exploration expense	(3,028)	(936)	(3,028)	(936)
Changes in current assets and liabilities	(57,666)	(46,074)	(54,054)	(41,656)
Proceeds from derivative monetizations	—	370,365	—	370,365
Premium paid on derivative contracts	—	(13,318)	—	(13,318)
Other non-cash items	(3,860)	3,829	(3,173)	1,736
Net cash provided by operating activities	$254,078	$729,092	$313,483	$821,588
Adjusted EBITDAX	$372,319	$474,684	$437,128	$583,837
Production (MMcfe)	215,921	295,576	215,921	295,576
Adjusted EBITDAX margin per Mcfe	$1.72	1.61	$2.02	$1.98

The following table reconciles net income as reported in the Parent column of Antero’s guarantor footnote to its financial statements to Stand-alone Adjusted EBITDAX for the twelve months ended December 31, 2018, as used in this release (in thousands):

Stand-alone
Twelve months ended
(in thousands)	December 31, 2018
Net (loss) and comprehensive (loss) attributable to Antero Resources Corporation	$(397,517)
Commodity derivative fair value (gains) losses	87,594
Gains on settled commodity derivatives	243,112
Marketing derivative fair value gains	(94,081)
Gains on settled marketing derivatives	72,687
Interest expense	224,977
Income tax benefit	(128,857)
Depletion, depreciation, amortization, and accretion	845,136
Impairment of unproved properties	549,437
Impairment of gathering systems and facilities	4,470
Exploration expense	4,958
Gain on change in fair value of contingent acquisition consideration	93,019
Equity-based compensation expense	49,341
Equity in (earnings) loss of Antero Midstream Partners LP	3,664
Distributions from Antero Midstream Partners LP	159,181
Stand-alone Adjusted EBITDAX	$1,717,121

The following tables reconcile Antero’s drilling and completion costs as reported on a cash basis to drilling and completion costs on an accrual basis:

Drilling and Completion Costs

	Three Months Ended December 31, 2018		Years Ended December 31, 2018
	2017	2018	2017	2018

Drilling and completion costs (as reported; cash basis)	$335,476	$362,912	$1,281,985	$1,488,573
Change in accrued capital costs	(14,391)	(25,539)	(14,005)	(2,363)
Drilling and completion costs (accrual basis)	$321,086	$337,374	$1,267,980	$1,486,210

Stand-alone Drilling and Completion Costs

	Three Months Ended December 31, 2018		Years Ended December 31, 2018
	2017	2018	2017	2018

Stand-alone drilling and completion costs (as reported; cash basis)	$373,350	$415,298	$1,455,554	$1,743,587
Change in accrued capital costs	(2,820)	(36,633)	241,303	(15,238)
Stand-alone drilling and completion costs (accrual basis)	$370,530	$378,665	$1,696,857	$1,728,349

Proved Developed F&D Cost Per Unit & Pre-Tax PV-10 Value

Proved developed F&D costs per unit and pre-tax PV-10 are non-GAAP metrics commonly used in the exploration and production industry by companies, investors and analysts in order to measure a company’s ability of adding and developing reserves at a reasonable cost.  Proved developed F&D costs per unit is a statistical indicator that has limitations, including its predictive and comparative value. In addition, because proved developed F&D costs per unit do not consider the cost or timing of future production of new reserves, such measures may not be adequate measures of value creation. This reserve metric may not be comparable to similarly titled measurements used by other companies.  There are no directly comparable financial measures presented in accordance with GAAP for proved developed F&D costs per unit, and therefore a reconciliation to GAAP is not practicable.

The calculation for proved developed F&D cost per unit is based on costs incurred in 2018. The calculation for proved developed F&D cost per unit does not include future development costs required for the development of proved undeveloped reserves.

The pre-tax PV-10 value is a non-GAAP financial measure as defined by the SEC.  Antero believes that the presentation of pre-tax PV-10 is relevant and useful to its investors because it presents the discounted future net cash flows attributable to reserves prior to taking into account corporate future income taxes and the Company’s current tax structure.  The Company further believes investors and creditors use pre-tax PV-10 values as a basis for comparison of the relative size and value of its reserves as compared with other companies.  Antero believes that PV-10 estimates using strip pricing can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows in the current commodity price environment.

The GAAP financial measure most directly comparable to pre-tax PV-10 is the standardized measure of discounted future net cash flows (“Standardized Measure”).  The following sets forth the estimated future net cash flows from our proved reserves (without giving effect to our commodity derivatives), the present value of those net cash flows before income tax (PV-10) and the present value of those net cash flows after income tax (Standardized measure) at December 31, 2018:

(In millions, except per Mcf data)	At December 31, 2018

Future net cash flows	$30,739
Present value of future net cash flows:
Before income tax (PV-10)	$12,589
Income taxes	$(2,111)
After income tax (Standardized measure)	$10,478

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Midstream Adjusted EBITDA & Distributable Cash Flow

Antero Midstream views Adjusted EBITDA as an important indicator of its performance.  Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, gain on sale of assets, depreciation expense, impairment expense, change in fair value of contingent acquisition consideration, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of Antero Midstream’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are Non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The Non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

	Three months ended		Years ended
	December 31,		December 31,
	2017	2018	2017	2018
Net income	$64,155	$248,609	$307,315	$585,944
Impairment of property and equipment	23,431	—	23,431	5,771
Change in fair value of contingent acquisition consideration	—	(105,872)	—	(105,872)
Adjusted Net Income	$87,586	$142,737	$344,872	$485,843
Interest expense, net	10,395	18,993	37,557	61,906
Depreciation	30,958	22,692	119,562	130,013
Accretion of contingent acquisition consideration	3,804	1,012	13,476	12,853
Accretion of asset retirement obligation	—	34		135
Equity-based compensation	6,847	4,467	27,283	21,073
Equity in earnings of unconsolidated affiliates	(7,307)	(12,448)	(20,194)	(40,280)
Distributions from unconsolidated affiliates	10,075	16,755	20,195	46,415
Gain on sale of assets — Antero Resources	—	—	—	(583)
Adjusted EBITDA	$142,358	$194,242	$528,625	$717,375
Interest paid	(4,136)	(9,268)	(46,666)	(62,844)
Decrease (increase) in cash reserved for bond interest (1)	(8,734)	(8,734)	291	0
Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards	(514)	(1,029)	(5,945)	(5,529)
Maintenance capital expenditures(2)	(12,063)	(7,988)	(55,159)	(52,729)
Distributable Cash Flow	$116,911	$167,223	$421,146	$596,273

Distributions Declared to Antero Midstream Holders
Limited partners	68,231	88,045	247,132	320,915
Incentive distribution rights	23,772	43,492	69,720	142,906
Total Aggregate Distributions	$92,003	$131,537	$316,852	$463,821

DCF coverage ratio	1.27x	1.27x	1.33x	1.29x

(1)         Cash reserved for bond interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(2)         Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero expects, believes or anticipates will or may occur in the future, such as those regarding the expected sources of funding and timing for completion of the share repurchase program if at all, statements regarding the simplification transaction, including the expected consideration to be received in connection with the closing of the simplification transaction, future commodity prices, future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, Free Cash Flow and leverage targets,  future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, estimated realized natural gas, natural gas liquids and oil prices, acreage quality, access to multiple gas markets, expected drilling and development plans (including the number, type, lateral length and location of wells to be drilled, the number and type of drilling rigs and the number of wells per pad), projected well costs, future financial position, future technical improvements and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Antero’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, the expected timing and likelihood of completion of the simplification transaction, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2018.

This release provides a summary of Antero’s reserves as of December 31, 2018, assuming partial ethane “rejection” where sales demand for ethane is not available.  Ethane rejection occurs when ethane is left in the wellhead natural gas stream when the natural gas is processed, rather than being separated out and sold as a liquid after fractionation.  When ethane is left in the gas stream, the Btu content of the residue natural gas at the outlet of the processing plant is higher.  Producers will generally elect to “reject” ethane at the processing plant when the price received for the ethane in the natural gas stream is greater than the price received for the ethane being sold as a liquid after fractionation, net of fractionation costs.  When ethane is recovered in the processing plant, the Btu content of the residue natural gas is lower, but a producer is then able to recover the value of the ethane sold as a separate natural gas liquid product.  In addition, natural gas processing plants can produce the other NGL products (propane, normal butane, isobutene and natural gasoline) while rejecting ethane.

No Offer or Solicitation

This communication includes a discussion of a proposed business combination transaction between Antero Midstream and AMGP. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information And Where To Find It

In connection with the transaction, AMGP has filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, that includes a joint proxy statement of Antero Midstream and AMGP and a prospectus of AMGP. The transaction will be submitted to Antero Midstream unitholders and AMGP shareholders for their consideration. Antero Midstream and AMGP may also file other documents with the SEC regarding the transaction. The registration statement on Form S-4 became effective on January 30, 2019, and the definitive joint proxy statement/prospectus is being sent to the shareholders of AMGP and unitholders of Antero Midstream of record as of January 11, 2019. This document is not a substitute for the registration statement and joint proxy statement/prospectus that has been filed with the SEC or any other documents that AMGP or Antero Midstream may file with the SEC or send to shareholders of AMGP or unitholders of Antero Midstream in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF ANTERO MIDSTREAM AND AMGP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders are able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and all other documents filed or that will be filed with the SEC by AMGP or Antero Midstream through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Antero Midstream will be made available free of charge on Antero Midstream’s website at http://investors.anteromidstream.com/investor-relations/AM, under the heading “SEC Filings,” or by directing a request to Investor Relations, Antero Midstream Partners LP, 1615 Wynkoop Street, Denver, Colorado 80202, Tel. No. (303) 357-7310. Copies of documents filed with the SEC by AMGP will be made available free of charge on AMGP’s website at http://investors.anteromidstreamgp.com/Investor-Relations/AMGP or by directing a request to Investor Relations, Antero Midstream GP LP, 1615 Wynkoop Street, Denver, Colorado 80202, Tel. No. (303) 357-7310.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Consolidated Balance Sheets

December 31, 2017 and 2018

(In thousands, except per share amounts)

	2017	2018
Assets
Current assets:
Cash and cash equivalents	$28,441	—
Accounts receivable, net of allowance for doubtful accounts of $1,320 and $-0- at December 31, 2017 and 2018, respectively	34,896	51,073
Accrued revenue	300,122	474,827
Derivative instruments	460,685	245,263
Other current assets	8,943	35,450
Total current assets	833,087	806,613
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	2,266,673	1,767,600
Proved properties	11,096,462	12,705,672
Water handling and treatment systems	946,670	1,013,818
Gathering systems and facilities	2,050,490	2,470,708
Other property and equipment	57,429	65,842
	16,417,724	18,023,640
Less accumulated depletion, depreciation, and amortization	(3,182,171)	(4,153,725)
Property and equipment, net	13,235,553	13,869,915
Derivative instruments	841,257	362,169
Investments in unconsolidated affiliates	303,302	433,642
Other assets	48,291	47,125
Total assets	$15,261,490	15,519,464

Liabilities and Equity
Current liabilities:
Accounts payable	$62,982	66,289
Accrued liabilities	443,225	465,070
Revenue distributions payable	209,617	310,827
Derivative instruments	28,476	532
Other current liabilities	17,796	10,822
Total current liabilities	762,096	853,540
Long-term liabilities:
Long-term debt	4,800,090	5,461,688
Deferred income tax liability	779,645	650,788
Derivative instruments	207	—
Other liabilities	43,316	65,971
Total liabilities	6,385,354	7,031,987
Commitments and contingencies (Notes 13 and 14)
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 316,379 shares and 308,594 shares issued and outstanding at December 31, 2017 and 2018, respectively	3,164	3,086
Additional paid-in capital	6,570,952	6,485,174
Accumulated earnings	1,575,065	1,177,548
Total stockholders’ equity	8,149,181	7,665,808
Noncontrolling interests in consolidated subsidiary	726,955	821,669
Total equity	8,876,136	8,487,477
Total liabilities and equity	$15,261,490	15,519,464

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months and Years Ended December 31, 2017 and 2018

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2018	2017	2018
Revenue and other:
Natural gas sales	$439,222	789,614	$1,769,284	2,287,939
Natural gas liquids sales	280,437	349,353	870,441	1,177,777
Oil sales	28,196	58,310	108,195	187,178
Commodity derivative fair value gains (losses)	199,824	(222,386)	658,283	(87,594)
Gathering, compression, water handling and treatment	4,055	6,047	12,720	21,344
Marketing	91,386	64,712	258,045	458,901
Marketing derivative fair value gains (losses)	(21,394)	(1)	(21,394)	94,081
Total revenue and other	1,021,726	1,045,649	3,655,574	4,139,626
Operating expenses:
Lease operating	33,023	42,998	89,057	136,153
Gathering, compression, processing, and transportation	279,929	413,130	1,095,639	1,339,358
Production and ad valorem taxes	24,180	44,242	94,521	126,474
Marketing	119,983	125,132	366,281	686,055
Exploration	3,028	936	8,538	4,958
Impairment of unproved properties	76,500	143,370	159,598	549,437
Impairment of gathering systems and facilities	23,431	—	23,431	9,658
Depletion, depreciation, and amortization	213,731	262,985	824,610	972,465
Accretion of asset retirement obligations	666	719	2,610	2,819
General and administrative (including equity-based compensation expense)	60,196	58,767	251,196	240,344
Total operating expenses	834,667	1,092,279	2,915,481	4,067,721
Operating income (loss)	187,059	(46,630)	740,093	71,905
Other income (expenses):
Equity in earnings of unconsolidated affiliates	7,307	12,449	20,194	40,280
Interest	(63,390)	(78,440)	(268,701)	(286,743)
Loss on early extinguishment of debt	(1,500)	—	(1,500)	—
Total other expenses	(57,583)	(65,991)	(250,007)	(246,463)
Income (loss) before income taxes	129,476	(112,621)	490,086	(174,558)
Provision for income tax benefit	400,138	131,357	295,051	128,857
Net income (loss) and comprehensive income (loss) including noncontrolling interests	529,614	18,736	785,137	(45,701)
Net income and comprehensive income attributable to noncontrolling interests	42,745	140,282	170,067	351,816
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$486,869	(121,546)	$615,070	(397,517)

Earnings (loss) per common share—basic	$1.54	(0.39)	$1.95	(1.26)

Earnings (loss) per common share—assuming dilution	$1.54	(0.39)	$1.94	(1.26)

Weighted average number of shares outstanding:
Basic	315,875	313,618	315,426	316,036
Diluted	316,682	313,618	316,283	316,036

ANTERO RESOURCES CORPORATION

Consolidated Statements of Cash Flows

Years Ended December 31, 2016, 2017 and 2018

(In thousands)

	2016	2017	2018
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$(749,448)	785,137	(45,701)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	812,346	827,220	975,284
Impairment of unproved properties	162,935	159,598	549,437
Impairment of gathering systems and facilities	—	23,431	9,658
Commodity derivative fair value (gains) losses	514,181	(658,283)	87,594
Gains on settled commodity derivatives	1,003,083	213,940	243,112
Premium paid on derivative contracts	—	—	(13,318)
Proceeds from derivative monetizations	—	749,906	370,365
Marketing derivative fair value (gains) losses	—	21,394	(94,081)
Gains on settled marketing derivatives	—	—	72,687
Deferred income tax benefit	(485,392)	(295,126)	(128,857)
Gain on sale of assets	(97,635)	—	—
Equity-based compensation expense	102,421	103,445	70,414
Loss on early extinguishment of debt	16,956	1,500	—
Equity in earnings of unconsolidated affiliates	(485)	(20,194)	(40,280)
Distributions of earnings from unconsolidated affiliates	7,702	20,195	46,415
Other	(12,488)	(1,907)	4,681
Changes in current assets and liabilities:
Accounts receivable	39,857	(5,214)	(15,156)
Accrued revenue	(133,718)	(38,162)	(174,706)
Other current assets	1,774	(2,755)	(5,817)
Accounts payable	7,365	9,462	9,307
Accrued liabilities	18,853	64,862	63,562
Revenue distributions payable	34,040	45,628	101,210
Other current liabilities	(1,091)	2,214	(3,823)
Net cash provided by operating activities	1,241,256	2,006,291	2,081,987
Cash flows provided by (used in) investing activities:
Additions to proved properties	(134,113)	(175,650)	—
Additions to unproved properties	(611,631)	(204,272)	(172,387)
Drilling and completion costs	(1,327,759)	(1,281,985)	(1,488,573)
Additions to water handling and treatment systems	(188,188)	(194,502)	(97,699)
Additions to gathering systems and facilities	(231,044)	(346,217)	(444,413)
Additions to other property and equipment	(2,694)	(14,127)	(7,514)
Investments in unconsolidated affiliates	(75,516)	(235,004)	(136,475)
Change in other assets	3,977	(12,029)	(3,663)
Proceeds from asset sales	171,830	2,156	—
Net cash used in investing activities	(2,395,138)	(2,461,630)	(2,350,724)
Cash flows provided by (used in) financing activities:
Issuance of common stock	1,012,431	—	—
Issuance of common units by Antero Midstream Partners LP	65,395	248,956	—
Proceeds from sale of common units of Antero Midstream Partners LP held by Antero Resources Corporation	178,000	311,100	—
Repurchases of common stock	—	—	(129,084)
Issuance of senior notes	1,250,000	—	—
Repayment of senior notes	(525,000)	—	—
Borrowings (repayments) on bank credit facilities, net	(677,000)	90,000	660,379
Make-whole premium on debt extinguished	(15,750)	—	—
Payments of deferred financing costs	(18,759)	(16,377)	(2,169)
Distributions to noncontrolling interests in consolidated subsidiary	(75,082)	(152,352)	(267,271)
Employee tax withholding for settlement of equity compensation awards	(26,895)	(24,174)	(17,020)
Other	(5,321)	(4,983)	(4,539)
Net cash provided by financing activities	1,162,019	452,170	240,296
Net increase (decrease) in cash and cash equivalents	8,137	(3,169)	(28,441)
Cash and cash equivalents, beginning of period	23,473	31,610	28,441
Cash and cash equivalents, end of period	$31,610	28,441	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$239,369	263,919	275,769

Decrease in accounts payable and accrued liabilities for additions to property and equipment	$(152,093)	(547)	(47,717)

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended December 31, 2017 and 2018:

	Three Months Ended December 31,		Amount of Increase	Percent
(in thousands)	2017	2018	(Decrease)	Change
Operating revenues and other:
Natural gas sales	$439,222	$789,614	$350,392	80%
NGLs sales	280,437	349,353	68,916	25%
Oil sales	28,196	58,310	30,114	107%
Commodity derivative fair value gains (losses)	199,824	(222,386)	(422,210)	(211)%
Gathering, compression, water handling and treatment	4,055	6,047	1,992	49%
Marketing	91,386	64,712	(26,674)	(29)%
Marketing derivative fair value gains	(21,394)	(1)	21,393	(100)%
Total operating revenues and other	1,021,726	1,045,649	23,923	2%
Operating expenses:
Lease operating	33,023	42,998	9,975	30%
Gathering, compression, processing, and transportation	279,929	413,130	133,201	48%
Production and ad valorem taxes	24,180	44,242	20,062	83%
Marketing	119,983	125,132	5,149	4%
Exploration	3,028	936	(2,092)	(69)%
Impairment of unproved properties	76,500	143,370	66,870	87%
Impairment of gathering systems and facilities	23,431	—	(23,431)	(100)%
Depletion, depreciation, and amortization	213,731	262,985	49,254	23%
Accretion of asset retirement obligations	666	719	53	8%
General and administrative (excluding equity-based compensation)	35,676	44,782	9,106	26%
Equity-based compensation	24,520	13,985	(10,535)	(43)%
Total operating expenses	834,667	1,092,279	257,612	31%
Operating income (loss)	187,059	(46,630)	(233,689)	(125)%

Other earnings (expenses):
Equity in earnings of unconsolidated affiliates	7,307	12,449	5,142	70%
Interest expense	(63,390)	(78,440)	(15,050)	24%
Loss on early extinguishment of debt	(1,500)	—	1,500	(100)%
Total other expenses	(57,583)	(65,991)	(8,408)	15%
Income (loss) before income taxes	129,476	(112,621)	(242,097)	(187)%
Income tax (expense) benefit	400,138	(131,357)	(531,495)	(66)%
Net income (loss) and comprehensive income (loss) including noncontrolling interest	529,614	18,736	(510,878)	(96)%
Net income and comprehensive income attributable to noncontrolling interest	42,745	140,282	97,537	228%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$486,869	$(121,546)	$(608,415)	(125)%

Adjusted EBITDAX	$437,128	$583,837	$146,709	34%

	Three Months Ended December 31,		Amount of Increase	Percent
(Exploration and Production segment)	2017	2018	(Decrease)	Change
Production data:
Natural gas (Bcf)	157	206	49	31%
C2 Ethane (MBbl)	2,891	4,323	1,432	50%
C3+ NGLs (MBbl)	6,422	9,463	3,041	47%
Oil (MBbl)	571	1,125	554	97%
Combined (Bcfe)	216	296	80	37%
Daily combined production (MMcfe/d)	2,347	3,213	866	37%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$2.80	$3.83	$1.03	37%
C2 Ethane (per Bbl)	$10.02	$13.12	$3.10	31%
C3+ NGLs (per Bbl)	$39.16	$30.92	$(8.24)	(21)%
Oil (per Bbl)	$49.37	$51.83	$2.46	5%
Weighted Average Combined (per Mcfe)	$3.46	$4.05	$0.59	17%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$3.67	$3.73	$0.06	2%
C2 Ethane (per Bbl)	$10.17	$13.12	$2.95	29%
C3+ NGLs (per Bbl)	$29.92	$30.60	$0.68	2%
Oil (per Bbl)	$49.06	$50.92	$1.86	4%
Weighted Average Combined (per Mcfe)	$3.82	$3.97	$0.15	4%
Average Costs (per Mcfe):
Lease operating	$0.17	$0.15	$(0.02)	(12)%
Gathering, compression, processing, and transportation	$1.72	$1.88	$0.16	9%
Production and ad valorem taxes	$0.11	$0.15	$0.04	36%
Marketing expense, net	$0.13	$0.20	$0.07	54%
Depletion, depreciation, amortization, and accretion	$0.85	$0.82	$(0.03)	(4)%
General and administrative (excluding equity-based compensation)	$0.13	$0.11	$(0.02)	(15)%

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the years ended December 31, 2017 and 2018:

	Year Ended December 31,		Amount of Increase	Percent
(in thousands)	2017	2018	(Decrease)	Change
Operating revenues and other:
Natural gas sales	$1,769,284	$2,287,939	$518,655	29%
NGLs sales	870,441	1,177,777	307,336	35%
Oil sales	108,195	187,178	78,983	73%
Commodity derivative fair value gains (losses)	658,283	(87,594)	(745,877)	(113)%
Gathering, compression, water handling and treatment	12,720	21,344	8,624	68%
Marketing	258,045	458,901	200,856	78%
Marketing derivative fair value gains	(21,394)	94,081	115,475	(540)%
Total operating revenues and other	3,655,574	4,139,626	484,052	13%
Operating expenses:
Lease operating	89,057	136,153	47,096	53%
Gathering, compression, processing, and transportation	1,095,639	1,339,358	243,719	22%
Production and ad valorem taxes	94,521	126,474	31,953	34%
Marketing	366,281	686,055	319,774	87%
Exploration	8,538	4,958	(3,580)	(42)%
Impairment of unproved properties	159,598	549,437	389,839	244%
Impairment of gathering systems and facilities	23,431	9,658	(13,773)	(59)%
Depletion, depreciation, and amortization	824,610	972,465	147,855	18%
Accretion of asset retirement obligations	2,610	2,819	209	8%
General and administrative (excluding equity-based compensation)	147,751	169,930	22,179	15%
Equity-based compensation	103,445	70,414	(33,031)	(32)%
Total operating expenses	2,915,481	4,067,721	1,152,240	40%
Operating income (loss)	740,093	71,905	(668,188)	(90)%

Other earnings (expenses):
Equity in earnings of unconsolidated affiliates	20,194	40,280	20,086	99%
Interest expense	(268,701)	(286,743)	(18,042)	7%
Loss on early extinguishment of debt	(1,500)	—	1,500	(100)%
Total other expenses	(250,007)	(246,463)	3,544	(1)%
Income (loss) before income taxes	490,086	(174,558)	(664,644)	(136)%
Income tax benefit	295,051	128,857	(166,194)	(56)%
Net income (loss) and comprehensive income (loss) including noncontrolling interest	785,137	(45,701)	(830,838)	(106)%
Net income and comprehensive income attributable to noncontrolling interest	170,067	351,816	181,749	107%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$615,070	$(397,517)	$(1,012,587)	(165)%

Adjusted EBITDAX	$1,459,571	$2,037,382	$577,811	40%

	Year Ended December 31,		Amount of Increase	Percent
(Exploration and Production segment)	2017	2018	(Decrease)	Change
Production data:
Natural gas (Bcf)	591	710	119	20%
C2 Ethane (MBbl)	10,539	14,221	3,682	35%
C3+ NGLs (MBbl)	25,507	28,913	3,406	13%
Oil (MBbl)	2,451	3,265	814	33%
Combined (Bcfe)	822	989	167	20%
Daily combined production (MMcfe/d)	2,253	2,709	456	20%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$2.99	$3.22	$0.23	8%
C2 Ethane (per Bbl)	$8.83	$12.14	$3.31	37%
C3+ NGLs (per Bbl)	$30.48	$34.76	$4.28	14%
Oil (per Bbl)	$44.14	$57.34	$13.20	30%
Weighted Average Combined (per Mcfe)	$3.34	$3.69	$0.35	10%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$3.61	$3.65	$0.04	1%
C2 Ethane (per Bbl)	$9.04	$12.14	$3.10	34%
C3+ NGLs (per Bbl)	$24.27	$33.25	$8.98	37%
Oil (per Bbl)	$45.85	$52.11	$6.26	14%
Weighted Average Combined (per Mcfe)	$3.60	$3.94	$0.34	9%
Average Costs (per Mcfe):
Lease operating	$0.11	$0.14	$0.03	27%
Gathering, compression, processing, and transportation	$1.75	$1.81	$0.06	3%
Production and ad valorem taxes	$0.11	$0.12	$0.01	9%
Marketing expense, net	$0.13	$0.23	$0.10	77%
Depletion, depreciation, amortization, and accretion	$0.86	$0.85	$(0.01)	(1)%
General and administrative (excluding equity-based compensation)	$0.14	$0.13	$(0.01)	(7)%